Exhibit 23.4
Cawley, Gillespie & Associates, Inc.
PETROLEUM CONSULTANTS

AUSTIN OFFICE:	MAIN OFFICE:	HOUSTON OFFICE:
9601 AMBERGLEN BLVD., SUITE 117	306 WEST 7th STREET, SUITE 302	1000 LOUISIANA, SUITE 625
AUSTIN, TEXAS 78729	FORT WORTH, TEXAS 76102-4987	HOUSTON, TEXAS 77002-5008
(512) 249-7000	(817) 336-2461	(713) 651-9944
FAX (512) 233-2616	FAX (817) 877-3728	FAX (713) 651-9980
February 7, 2006
Brigham Exploration Company
6300 Bridge Point Parkway
Building 2, Suite 500
Austin, Texas 78730
Re: Consent Letter from Independent Petroleum Consultant
Gentlemen:
     Cawley, Gillespie & Associates, Inc. does hereby consent to the use of its reports relating to the proved oil and gas reserves of Brigham Exploration Company (the “Company”) and to the reference to the firm as an expert in the Form S-3 registration statement and any amendments thereto filed by the Company.

Yours very truly, CAWLEY, GILLESPIE & ASSOCIATES, INC.
By:	/s/ W. Todd Brooker
W. Todd Brooker, P.E.
Vice-President